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                                   EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                  Year Ended
                                                              September 30, 1996

Net income  for the period  from April 3, 1996
  to  September  30,  1996  (period during which
  the Company operated as a public company).........................  $1,142,385
                                                                       =========

Computation of weighted average shares outstanding:

Total weighted average shares outstanding for the
  period from April 3, 1996 to September 30, 1996...................   4,298,125

Less shares owned by the ESOP.......................................   (260,000)

Plus shares  owned by the ESOP  which have been
  allocated  or  committed  to be allocated to
  participants in accordance with AICPA's
  SOP 93-6..........................................................      13,000
                                                                       ---------

Total weighted average shares outstanding for EPS purposes..........   4,051,125
                                                                       =========

Earnings per share..................................................  $     0.28
                                                                      ==========